As filed with the Securities and Exchange Commission on August 9 , 2011
Registration No.  333-170828

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________________

AMENDMENT NO.  4 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

________________________________

CWS MARKETING& FINANCE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware		27-1662812
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

3525 Del Mar Heights Road, #316
San Diego, CA 92310
Tel.: (877) 879-7631
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Craig Samuels
President
CWS MARKETING & FINANCE GROUP, INC.
3525 Del Mar Heights Road, #316
San Diego, CA 92310
Tel.: (877) 879-7631
☑(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

Marc A. Indeglia, Esq.
Gregory R. Carney, Esq.
Indeglia & Carney, P.C.
1900 Main Street, Suite 300
Irvine, CA 92614
Tel No.: (949) 861-3321
Fax No.: (949) 861-3324

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001	456,000	$0.10	$45,600	$3.26 (2)

(1)
The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price shares were sold to our shareholders in a private placement memorandum. The price of $0.10 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. The fixed price of $0.10 has been determined as the selling price based upon the original purchase price paid by certain selling shareholders of $0.05 plus an increase based on the fact the shares will be liquid and registered.  There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, nor can there be any assurance that such an application for quotation will be approved. There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 9, 2011

456,000 Common Shares

CWS MARKETING & FINANCE GROUP, INC.

This prospectus relates to periodic offers and sales of 456,000 shares of our common stock by the selling security holders.  The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering.  We are not selling any shares of common stock and therefore will not receive any proceeds from this offering.  The selling stockholders will receive all proceeds from the sale of stock in this offering

Our common stock is presently not traded on any market or securities exchange. The 456,000 shares of our common stock can be sold by selling security holders at a fixed price of $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.  However, all commissions, selling and other expenses incurred by the selling stockholders to underwriters, agents, brokers and dealers will be borne by them.  There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

Investing in our common stock involves a high degree of risk.  Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 2 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is:  _____________, 2011

i

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about CWS Marketing & Finance Group Inc., including, among other things:

•	Development of an e-commerce market. We define e-commerce as conducting or facilitating business transactions over the Internet.

•	Our ability to successfully execute our business model.

•	Growth in demand for Internet products and services.

•	Adoption of the Internet as an advertising medium.

Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

The terms "CWS Marketing & Finance Group," "our" and "we," as used in this prospectus, refer to CWS Marketing & Finance Group, Inc.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

We intend to furnish our shareholders with annual reports containing consolidated financial statements audited by an independent accounting firm.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, before making an investment decision.

Company Overview

We were incorporated in the State of Delaware on December 4, 2009.   We are a consulting company for the small and medium size business market (here-in-under, referred to as the “SMB market”).  In general, SMB market companies that we target will have fewer than 200 employees for manufacturing businesses and less than $7 million in annual revenues for most nonmanufacturing businesses.  We target those SMB companies with limited resources and/or infrastructure looking to outsource either their finance or online marketing departments.  We initially intend to target e-commerce companies but our services can be applied across industries.  We provide two lines of professional consulting services to these companies: (i) outsource finance services: including cost management and expense reduction services as well as other finance services such as accounting and financial statement preparation or payroll services, and (ii) on-line marketing consulting and website implementation services, including website design and technology support including point of purchase capabilities and driving website traffic. We deliver these consulting services pursuant to a subscription based model, payable monthly.  For initial clients, we require an initial three-month minimum. We believe the subscription based model is effective in both revenue projection and client retention. We believe that due to the size of the e-commerce market, as discussed below, this market will support multiple new entrants.  Accordingly, we believe we will be able to take advantage of the current trend of increased e-commerce sales despite the fact that we have recently emerged from developmental company status.

Since our inception December 2009, we have received over $32,000 in revenues. Our initial activities focused on developing our delivery service model and establishing our third party service providers that will enable us to scale properly as our client base grows. To date, we have acquired twelve consulting clients, of which five were acquired in the quarter ended March 31, 2011. Nine of the twelve are monthly subscription based contracts.  Of those nine, five are related to financial service work and four are for online marketing work. The three other contracts are one-time custom consulting related to online marketing and website development. With our delivery system now developed, we plan to focus our efforts on sales and marketing activities.

We are not a blank check corporation. Section 7(b)(3) of the Securities Act of 1933, as amended defines the term “blank check company” to mean, any development stage company that is issuing a penny stock that, “(A) has no specific plan or purpose, or (B) has indicated that its business plan is to merge with an unidentified company or companies.” We have a specific plan and purpose. Our business purpose and our specific plan is to provide business consulting services to small and medium size businesses for cost management and expense reduction as well as online marketing consulting and web optimization services..  We have commenced operations, standardized our delivery system and signed contracts with eight (8) clients as of the date of this prospectus and signed up three third party service providers.  In Securities Act Release No. 6932 which adopted rules relating to blank check offerings, the Securities and Exchange Commission stated in II DISCUSSION OF THE RULES, A. Scope of Rule 419, that, “Rule 419 does not apply to . . . start-up companies with specific business plans . . . even if operations have not commenced at the time of the offering.”

We have no present plans to be acquired or to merge with another company nor do we, nor any of our shareholders, have any plans to enter into a change of control or similar transaction. We may, as stated below under “Our Strategy”, look to acquire complementary service providers and software product companies in the future to grow our operations.

Our executive office is located at 3525 Del Mar Heights Rd, #318, San Diego, CA 92130.  Our telephone number is (877) 829-7361.  Our internet address is www.cwsmf.com.

Our Market

In 2009, the Census Bureau of the Department of Commerce announced that the estimate of U.S. retail e-commerce sales for the fourth quarter of 2009, adjusted for seasonal variation, but not for price changes, was $35.9 billion, an increase of 4.5 percent (±2.6%) from the third quarter of 2009. Total retail sales for the fourth quarter of 2009 were estimated at $942.4 billion, an increase of 2.1 percent (±0.4%) from the third quarter of 2009. The fourth quarter 2009 e-commerce estimate increased 14.4 percent (±2.1%) from the fourth quarter of 2008 while total retail sales increased 2.2 percent (±0.2%) in the same period. E-commerce sales in the fourth quarter of 2009 accounted for 3.8 percent of total sales. On a not adjusted basis, the estimate of U.S. retail e-commerce sales for the fourth quarter of 2009 totaled $42.0 billion, an increase of 31.4 percent (±2.6%) from the third quarter of 2009. The fourth quarter 2009 e-commerce estimate increased 14.6 percent (±2.1%) from the fourth quarter of 2008 while total retail sales increased 2.2 percent (±0.2%) in the same period. E-commerce sales in the fourth quarter of 2009 accounted for 4.3 percent of total sales.

Total e-commerce sales for 2009 were estimated at $134.9 billion, an increase of 2.0 percent (±1.8%) from 2008. Total retail sales in 2009 decreased 7.0 percent (±0.2%) from 2008. E-commerce sales in 2009 accounted for 3.7 percent of total sales. E-commerce sales in 2008 accounted for 3.3 percent of total sales.

For information, visit the Census Bureau's Web site at <http://www.census.gov/mrts/www/ecomm.html>. For additional information about Census Bureau e-business measurement programs and plans visit <http://www.census.gov/estats>.

Our Opportunity

We believe that the Internet's substantial growth creates tremendous market opportunities for companies that connect buyers and sellers, and companies that create applications and systems for traditional businesses wishing to engage in e- commerce.  Historically, small business e-commerce has occurred through electronic data interchange over proprietary networks, which we believe are costly and available only to a limited number of participants. The Internet provides an open platform with common communication protocols to build efficient, cost-effective networks that facilitate e-commerce.  As Internet-based network reliability, speed and security have improved in recent years and as more businesses have connected to the Internet, traditional businesses are beginning to use the Internet to conduct e- commerce and exchange information with customers, suppliers and distributors and suppliers. Our services are meant to help those traditional businesses maximize the success that they have on utilizing the Internet to grow their business.

Our Strategy

Our strategy for growing our operations includes:

•	Rolling out various outbound sales and marketing campaigns to grow our client base;

•	Expanding our outsourced third party provider base to assist in cost efficiently delivering our services; and

•	Growth through acquisition with complementary service providers and software product companies.

The Offering

Common stock offered by selling security holders	456,000 shares of common stock.

Common stock outstanding before the offering :	3,149,000 shares of common stock.

Common stock outstanding after the offering	3,149,000 shares of common stock

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus.

Use of Proceeds	We are not selling any shares of the common stock covered by this prospectus, and, as a result, will not receive any proceeds from this offering.

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” below.

Summary Financial Data

The summary financial information set forth below has been derived from our financial statements for the year ended September 30, 2010 and for the six month period ended March 31, 2011 and should be read in conjunction with the financial statements and the notes thereto included elsewhere in this Prospectus and in the information set forth in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	From Inception (December 4, 2009 through March 31, 2011)	From Inception (December 4, 2009 through Sept 30, 2010)
Revenues	$32,400	$19,050
Cost of Revenues	$16,950	$11,950
Operating Expenses	$69,056	$45,962
Loss from operations	$(53,605)	$(38,862)

	As of March 31, 2011	As of September 30, 2010
Total Assets	$26,894	$27,388
Total Liabilities	$7,100	$12,850
Working Capital	$19,794	$14,538
Shareholder’s Equity	$19,974	$14,538

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our”, “us”, or “CWS Marketing & Finance Group” refer to the Company and its subsidiaries and not to the selling stockholders.

Risks Related to Our Business

WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US, AND THE LIKELIHOOD OF OUR SUCCESS MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A SMALL DEVELOPING COMPANY.

We were incorporated in Delaware on December 4, 2009. We have no significant financial resources and have recently started generating revenues. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities.

WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL AND THE LOSS OF THEIR SERVICES WOULD FORCE US TO EXPEND TIME AND RESOURCES IN PURSUIT OF REPLACEMENTS WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

We consider our current directors and officers to be essential to the success of the business. None of these individuals are currently subject to a written employment agreement and we do not maintain key life insurance on them.  Although they have not indicated any intention of leaving us, the loss of any one of these individuals for any reason could have a very negative impact on our ability to fulfill our business plan as each officer has specific product and industry knowledge that would be difficult to replicate.

WE MAY INCUR SIGNIFICANT COSTS TO BE A PUBLIC COMPANY TO ENSURE COMPLIANCE WITH U.S. CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS AND WE MAY NOT BE ABLE TO ABSORB SUCH COSTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect these costs to approximate at least $50,000 per year, consisting of $25,000 in legal, $20,000 in audit and $5,000 for financial printing and transfer agent fees. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly.  We may not be able to cover these costs from our operations and may need to raise or borrow additional funds.  We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.  In addition, we may not be able to absorb these costs of being a public company which will negatively affect our business operations.

OUR OFFICERS AND DIRECTORS BENEFICIALLY OWN A SIGNIFICANT AMOUNT OF THE OUTSTANDING COMMON STOCK AS OF THE DATE OF THIS FILING AND COULD TAKE ACTIONS DETRIMENTAL TO YOUR INVESTMENT FOR WHICH YOU WOULD HAVE NO REMEDY.

Our officers and directors beneficially own approximately 71% of the outstanding common stock as of the date of this filing. They will continue to have the ability to substantially influence the management, policies, and business operations. In addition, the rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Because of the shareholdings of the officers and directors and well as their management control, such officers and directors may cause the company to engage in business combinations without seeking shareholder approval.

OUR EXECUTIVE OFFICERS BENEFICIALLY OWN APPROXIMATELY 71% OF THE SHARES OF OUR COMMON STOCK GIVING THEM CONTROL OVER DECISIONS AND THEIR INTEREST COULD CONFLICT WITH THE INVESTORS WHICH COULD CAUSE THE INVESTOR TO LOS ALL OR PART OF THE INVESTMENT.

Our executive officers own approximately 71% of our issued and outstanding common stock.  As such, these officers have complete control over decisions, including, but not limited to all employment decisions, appointment of other management positions and whether to enter into material transactions with related parties.  Such concentration of ownership may also have the effect of delaying or preventing a change in control, which may be to the benefit of our management but not in the interest of the shareholders. This beneficial ownership and potential effective control on all matters relating to our business and operations could eliminate the possibility of shareholders changing the management in the event that the shareholders did not agree with the conduct of the officers and directors. Additionally, the shareholders would potentially not be able to obtain the necessary shareholder vote to affect any change in the course of our business. This lack of shareholder control could prevent the shareholders from removing from the Board of Directors any directors who are not managing the company with sufficient skill to make it profitable, which could prevent us from becoming profitable.

OUR DIRECTORS AND EXECUTIVE OFFICERS, INTEND TO DEVOTE ONLY PART TIME EFFORTS TO OUR BUSINESS, MAY HAVE CONFLICTS OF INTERESTS IN ALLOCATING HER TIME BETWEEN OUR COMPANY AND THOSE OF OTHER BUSINESSES AND DETERMINING TO WHICH ENTITY A PARTICULAR BUSINESS OPPORTUNITY SHOULD BE PRESENTED WHICH MAY NOT BE SUFFICIENT TO SUCCESSFULLY DEVELOP OUR BUSINESS.

The amount of time our directors and executive officers intend to devote to our business is limited currently expected to be approximately 25%, of her working time to our company. Our current directors and executive officers have other business interests. While we expect them to increase the percentage of the working time they each devote to our company if our operations increase, the amount of time which they devote to our business may not be sufficient to fully develop our business.

Additionally, our directors and executive officers may encounter a conflict of interest in allocating their time between our operations and those of other businesses. In the course of their other business activities, they may become aware of investment and business opportunities which may be appropriate for presentation to us as well as other entities to which they owes a fiduciary duty. As a result, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. Such conflicts of interests, should they arise, may be detrimental to our business.

BECAUSE OUR MANAGEMENT DOES NOT HAVE PRIOR EXPERIENCE RUNNING A PUBLIC COMPANY, WE MAY HAVE TO HIRE INDIVIDUALS OR SUSPEND OR CEASE OPERATIONS.

Because our management does not have prior experience in running a public company, including the preparation of reports under the Securities Act of 1934, we may have to hire additional experienced personnel to assist us with the preparation thereof. If we need the additional experienced personnel and we do not hire them, we could fail in our plan of operations and have to suspend operations or cease operations entirely

BECAUSE OUR OFFICERS AND DIRECTORS HAVE LIMITED FORMAL TRAINING OR EXPERIENCE IN FINANCIAL ACCOUNTING AND MANAGEMENT,  THERE MAY NOT BE EFFECTIVE DISCLOSURE AND ACCOUNTING CONTROLS TO COMPLY WITH APPLICABLE LAWS AND REGULATIONS WHICH COULD RESULT IN FINES, PENALTIES AND ASSESSMENTS AGAINST US.

Our officers and directors have limited formal training or experience in financial accounting and management, however, they responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002.  While Mitchell Metzman, our principal financial officer has limited formal training in financial accounting matters and no previous experience with U.S. companies or U.S. Generally Accepted Accounting Principals, he has been preparing the financial statements that have been audited and reviewed by our auditors and included in this prospectus. When the disclosure and accounting controls referred to above are implemented, he will be responsible for the administration of them.  Should he not have sufficient experience, he may be incapable of creating and implementing the controls.  Lack of proper controls could cause our financial statements to be inaccurate which will give us an incorrect view of our financial condition and mislead us into believing our operations are being conducted correctly.  As a result, investors will be misled about our financial condition and the quality of our operations.  This inaccurate reporting could cause us to be subject to sanctions and fines by the SEC which ultimately could cause you to lose your investment, however, because of the small size of our expected operations, we believe that he will be able to monitor the controls he will have created and will be accurate in assembling and providing information to investors.

WE EXPECT OUR QUARTERLY RESULTS TO FLUCTUATE WHICH MAY ADVERSELY AFFECT OUR STOCK PRICE.

We expect that our quarterly results will fluctuate significantly.  We believe that period-to-period comparisons of our operating results are not meaningful. Additionally, if our operating results in one or more quarters do not meet securities analysts' or your expectations, the price of our common stock could decrease.

IF OUR COSTS AND EXPENSES ARE GREATER THAN ANTICIPATED AND WE ARE UNABLE TO RAISE ADDITIONAL WORKING CAPITAL, WE MAY BE UNABLE TO FULLY FUND OUR OPERATIONS AND TO OTHERWISE EXECUTE OUR BUSINESS PLAN.

We believe that our currently available working capital will be sufficient to continue our business for at least the next 12 months.  Should our costs and expenses prove to be greater than we currently anticipate, or should we change our current business plan in a manner that will increase or accelerate our anticipated costs and expenses, the depletion of our working capital would be accelerated.  To the extent it becomes necessary to raise additional cash in the future as our current cash and working capital resources are depleted, we will seek to raise it through the public or private sale of debt or equity securities, funding from joint-venture or strategic partners, debt financing or short-term loans, or a combination of the foregoing.  We may also seek to satisfy indebtedness without any cash outlay through the private issuance of debt or equity securities.  We currently do not have any binding commitments for, or readily available sources of, additional financing.  We cannot give you any assurance that we will be able to secure the additional cash or working capital we may require to continue our operations.

IF WE REQUIRE ADDITIONAL CAPITAL AND EVEN IF WE ARE ABLE TO RAISE ADDITIONAL FINANCING, WE MIGHT NOT BE ABLE TO OBTAIN IT ON TERMS THAT ARE NOT UNDULY EXPENSIVE OR BURDENSOME TO THE COMPANY OR DISADVANTAGEOUS TO OUR EXISTING SHAREHOLDERS.

If we require additional capital and even if we are able to raise additional cash or working capital through the public or private sale of debt or equity securities, funding from joint-venture or strategic partners, debt financing or short-term loans, or the satisfaction of indebtedness without any cash outlay through the private issuance of debt or equity securities, the terms of such transactions may be unduly expensive or burdensome to the Company or disadvantageous to our existing shareholders. For example, we may be forced to sell or issue our securities at significant discounts to market, or pursuant to onerous terms and conditions, including the issuance of preferred stock with disadvantageous dividend, voting or veto, board membership, conversion, redemption or liquidation provisions; the issuance of convertible debt with disadvantageous interest rates and conversion features; the issuance of warrants with cashless exercise features; the issuance of securities with anti-dilution provisions; and the grant of registration rights with significant penalties for the failure to quickly register. If we raise debt financing, we may be required to secure the financing with all of our business assets, which could be sold or retained by the creditor should we default in our payment obligations.

OUR SUCCESS IS DEPENDENT ON OUR ABILITY TO RETAIN AND ATTRACT KEY PERSONNEL.

Many of our management personnel have worked for us for less than one year. Our efficiency may be limited while these employees and future employees are being integrated into our operations. In addition, we may be unable to find and hire additional qualified management and professional personnel to help lead us.

Our expenses will increase as we build an infrastructure to implement our business model. For example, we expect to hire additional employees, expand information technology systems and lease more space for our corporate offices to the extent we have capital available.   Due to our current limited capital, we initially intend to offer independent contractor arrangements. If any of these and other expenses are not accompanied by increased revenue, our operating losses will be greater than we anticipate.

THERE EXISTS CONFLICTS OF INTEREST AMONG OUR SIGNIFICANT STOCKHOLDER, WHICH COULD HAVE A MATERIAL IMPACT ON OUR BUSINESS

We have entered into contracts with one of our significant stockholders.  These contracts have been entered into on an arm’s length basis.  However, the interests of the significant stockholder could differ from those of management, which if not resolved favorable could result in the termination of such contract, which could have an adverse effect on our business.

WE FACE INTENSE COMPETITION AND OPERATE IN AN INDUSTRY WITH LIMITED BARRIERS TO ENTRY, AND MOST OF OUR COMPETITORS ARE BETTER POSITIONED THAN WE ARE.

The e-commerce commerce market is competitive with limited barriers to entry. Our competitors include established e-commerce consultants, including without limitation, Omniture or Husspot, who have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical, management and other resources than we do. We expect competition will intensify in the future. Increased competition may result in reduced operating margins, reduced profitability, loss of market share and diminished brand recognition.  These and other competitive pressures may have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATING TO THE INTERNET INDUSTRY

GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES MAY PLACE FINANCIAL BURDENS ON OUR BUSINESS.

As of September 30, 2010, there were few laws or regulations directed specifically at e-commerce. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as the collection of and use of data from Web site visitors and related privacy issues, pricing, content, copyrights, online gambling, distribution and the quality of goods and services. The enactment of any additional laws or regulations may impede the growth of the Internet and B2B e-commerce, which could decrease our revenue and place additional financial burdens on our business.

Laws and regulations directly applicable to e-commerce or Internet communications are becoming more prevalent. For example, Congress recently enacted laws regarding online copyright infringement and the protection of information collected online from children. Although these laws may not have a direct adverse effect on our business they add to the legal and regulatory burden faced by e-commerce companies.

PRIVACY CONCERNS RELATING TO OUR TECHNOLOGY COULD DAMAGE OUR REPUTATION AND DETER CURRENT AND POTENTIAL USERS FROM USING OUR PRODUCTS AND SERVICES.

Concerns about our practices with regard to the collection, use, disclosure, or security of personal information or other privacy related matters, even if unfounded, could damage our reputation and operating results. While we strive to comply with all applicable data protection laws and regulations, as well as our own posted privacy policies, any failure or perceived failure to comply may result in proceedings or actions against us by government entities or others, or could cause us to lose users and customers, which could potentially have an adverse effect on our business.

In addition, as nearly all of our products and services are web based, the amount of data we store for our users on our servers (including personal information) has been increasing. Any systems failure or compromise of our security that results in the release of our users’ data could seriously limit the adoption of our products and services as well as harm our reputation and brand and, therefore, our business. We may also need to expend significant resources to protect against security breaches. The risk that these types of events could seriously harm our business is likely to increase as we expand the number of web based products and services we offer as well as increase the number of countries where we operate.

Regulatory authorities around the world are considering a number of legislative proposals concerning data protection. In addition, the interpretation and application of data protection laws in Europe and elsewhere are still uncertain and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which could have an adverse effect on our business. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

Risks Related to Our Common Stock

YOU MAY NOT BE ABLE TO LIQUIDATE YOUR INVESTMENT SINCE THERE IS NO ASSURANCE THAT A PUBLIC MARKET WILL DEVELOP FOR OUR COMMON STOCK OR THAT OUR COMMON STOCK WILL EVER BE APPROVED FOR TRADING ON A RECOGNIZED EXCHANGE

There is no established public trading market for our securities.  Although we intend to be quoted on the OTC BB in the United States, our shares are not and have not been quoted on any exchange or quotation system. We cannot assure you that a market maker will agree to file the necessary documents with the FINRA, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment, which will result in the loss of your investment.

THE OFFERING PRICE OF THE SHARES WAS SOLELY DETERMINED BASED UPON THE PRICE THE SHARES WERE SOLD IN THE PRIVATE PLACEMENT, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO THE ACTUAL VALUE OF THE COMPANY, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.10 for the shares of common stock was determined based upon the price the shares were sold to the investors in private placements of $0.05 plus an increase based on the fact the shares will be liquid and registered. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

SHOULD OUR STOCKBECOME QUOTED ON THE OTC BULLETIN BOARD, IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Companies quoted on the Over-The-Counter Bulletin Board, such as we are seeking to become, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get re-quoted on the OTC Bulletin Board, which may have an adverse material effect on our Company.

ONCE PUBLICLY TRADING, THE APPLICATION OF THE “PENNY STOCK” RULES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON SHARES AND INCREASE YOUR TRANSACTION COSTS TO SELL THOSE SHARES.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE; ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF OUR COMMON STOCK.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our Board of Directors. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

OUR COMMON STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE WHICH MAY SUBJECT US TO SECURITIES LITIGATION THEREBY DIVERTING OUR RESOURCES WHICH MAY AFFECT OUR PROFITABILITY AND RESULTS OF OPERATION.

The market price for our common stock is likely to be highly volatile as the stock market in general and the market for Internet-related stocks.

The following factors will add to our common stock price's volatility:

•	actual or anticipated variations in our quarterly operating results;

•	conditions or trends in the Internet industry in general and the B2B e- commerce industry in particular;

•	announcements by us of acquisitions;

•	additions or departures of our key personnel; and.

•	sales of our common stock

Many of these factors are beyond our control. These factors may decrease the market price of our common stock, regardless of our operating performance.  In the past, plaintiffs have initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  We may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the sale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock of $0.10 was determined as the selling price based upon the original purchase price paid by certain selling shareholders of $0.05 plus an increase based on the fact the shares will be liquid and registered.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTC Bulletin Board concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

PENNY STOCK CONSIDERATIONS

Our common stock will be a penny stock; therefore, trading in our securities is subject to penny stock considerations. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

State Securities - Blue Sky Laws

There is no public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities regulations or laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the Blue Sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state Blue-Sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the shares of our common stock for an indefinite period of time.

Selling security holders may contact us directly to ascertain procedures necessary for compliance with Blue Sky Laws in the applicable states relating to sellers and/or purchasers of our shares of common stock.

We intend to apply for listing in Mergent, Inc. Securities Manual which, once published, will provide us with “manual” exemptions (as described below) in approximately 33 states as indicated in CCH Blue Sky Law Desk Reference at Section 6301 entitled “Standard Manuals Exemptions.”

Thirty-three states have what is commonly referred to as a “manual exemption” for secondary trading of securities such as those to be resold by selling security holders under this Prospectus. In these states, so long as we obtain and maintain a listing in Mergent, Inc. or Standard and Poor’s Corporate Manual, secondary trading of our common stock can occur without any filing, review or approval by state regulatory authorities in these states. These states are Alaska, Arizona, Arkansas, Colorado, Connecticut, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after the Registration Statement, of which this Prospectus forms a part, is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

We currently do not intend to and may not be able to qualify our common stock for resale in other states which require shares to be qualified before they can be resold by our security holders.

Limitations Imposed by Regulation M

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling security holder will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the associated rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling security holders. We will make copies of this Prospectus available to the selling security holders and will inform them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. We assume no obligation to so deliver copies of this Prospectus or any related Prospectus supplement.

SELLING SHAREHOLDERS

We are registering an aggregate of 456,000 shares of common stock for resale by the selling security holders listed in the table below.

All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling security holders in connection with the sale of such shares.

The following tables set forth information with respect to the maximum number of shares of common stock beneficially owned by the selling security holders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this Prospectus. All information contained in the table below is based upon information provided to us by the selling security holders and we have not independently verified this information. The selling security holders are not making any representation that any shares covered by this Prospectus will be offered for sale. The selling security holders may from time to time offer and sell pursuant to this Prospectus any or all of the common stock being registered.

Except as indicated in the notes to the table below, none of the selling security holders held any position or office with us, nor are any of the selling security holders associates or affiliates of any of our officers or directors. Except as indicated below, no selling security holder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. Except as indicated below, no selling security holder is a registered broker-dealer or an affiliate of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with the Securities and Exchange Commission rules, and includes investment power with respect to shares and shares owned pursuant to warrants or options exercisable within 60 days.

The percentages of shares beneficially owned are based on 3,149,000 shares of our common stock issued and outstanding as of March 24, 2011  on a fully diluted basis.

We may require the selling security holders to suspend the sales of the securities offered by this Prospectus upon the occurrence of any event that makes any statement in this Prospectus or the related Registration Statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Name of Selling Shareholder	Shares of Common Stock Owned prior to Offering		Maximum Number of Shares of Common Stock to be Offered		Shares of Common Stock Owned after Offering		Percent of Common Stock Owned After Offering
Groupmark Financial Services Ltd. (1)	138,000		138,000		0		*
Howard Kaplan	138,000		138,000		0		*
Conrad Huss (2)	5,000		5,000		0		*
Michael George (2)	5,000		5,000		0		*
Henry Howard II (2)	5,000		5,000		0		*
Thaddeus North (2)	5,000		5,000		0		*
Michael Byl (2)	5,000		5,000		0		*
Gary Robinson	5,000		5,000		0		*
Marnie Metzman	742,000	(3)	5,000		737,000	(3)	23.4	% (3)
Bimalkumar Brahmbhatt	10,000	(4)	10,000	(4)	0		*
Bharti Brahmbhatt	10,000	(4)	10,000	(4)	0		*
David M. Baum	10,000	(4)	10,000	(4)	0		*
Sande J Baum	10,000	(4)	10,000	(4)	0		*
Carole P Samuels	5,000		5,000		0		*
Kerry Propper	5,000		5,000		0		*
Joseph A Grotto Jr.	5,000		5,000		0		*
Ashton Partners, LLC	5,000		5,000		0		*
Robert A Samit Family Trust	5,000		5,000		0		*
Eric Allen	5,000		5,000		0		*
James Cavallo	5,000		5,000		0		*
Frank T Fasanella	5,000		5,000		0		*
Milos Duncko	5,000		5,000		0		*
Mark Pompeo (2)	5,000		5,000		0		*
John Murphy (2)	5,000		5,000		0		*
John Piro	5,000		5,000		0		*
Narine Persuad	5,000		5,000		0		*
Rita Schloth	10,000	(4)	10,000	(4)	0		*
William Schloth	10,000	(4)	10,000	(4)	0		*
Renee Reyes	5,000		5,000		0		*
Linda Carlsen	5,000		5,000		0		*
Chris Neuert	10,000	(4)	10,000	(4)	0		*
William Neuert	5,000		5,000		0		*
Pat Allen (2)	5,000		5,000		0		*
Craig Lenahan	5,000		5,000		0		*
Mary Ann Lenahan	5,000		5,000		0		*
Grace Neuert	10,000	(4)	10,000	(4)	0		*
Robert LeBoyer (2)	5,000		5,000		0		*
Sean Martin (2)(5)	5,000		5,000		0		*
Total	1,233,000		496,000		737,000		23.4%

*Less than 1%

(1)	Mr. Nicholas Thompson has sole voting and investment power over these shares.

(2)	Includes 737,000 shares held by her husband Mitchell A.Metzman, Secretary, Treasurer and director of CWS Marketing & Finance Group, Inc.

(3)	Includes 5,000 shares held by selling stockholder’s spouse.

(4)	Mr. Martin was, until September 29, 2010, an executive officer and director of CWS Marketing & Finance Group, Inc.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  The fixed price of $0.10 has been determined as the selling price based upon the original purchase price paid by certain selling shareholders of $0.05 plus an increase based on the fact the shares will be liquid and registered.  Prior to being quoted on the OTC Bulletin Board, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTC Bulletin Board concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved.  There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved, and in no case will the maximum compensation received by any broker-dealer exceed eight percent (8%).

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents, or broker-dealers, and any selling shareholders who are affiliates of broker-dealers, that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling shareholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling shareholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $45,000. We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

We are authorized to issue 10,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock.

Common Stock

As of the date hereof, 3,149,000 shares of common stock are issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Delaware for a more complete description of the rights and liabilities of holders of our securities.  All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Holders

As of the date hereof, we have 40 shareholders holding 3,149,000shares of our issued and outstanding common stock.

Dividend Policy

It is unlikely that we will declare or pay cash dividends in the foreseeable future. We intend to retain earnings, if any, to expand our operations. To date, we have paid no dividends on our shares of common stock and have no present intention of paying any dividends on our shares of common stock in the foreseeable future. The payment by us of dividends on the shares of common stock in the future, if any, rests solely within the discretion of our board of directors and will depend upon, among other things, our earnings, capital requirements and financial condition, as well as other factors deemed relevant by our board of directors.

Undesignated Preferred

We are also authorized to issue 5,000,000 shares of undesignated preferred stock. Pursuant to our Articles of Incorporation, our Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The Board of Directors effects a designation of each series of preferred stock by filing with the Delaware Secretary of State a Certificate of Designation defining the rights and preferences of each series. Documents so filed are matters of public record and may be examined according to procedures of the Delaware Secretary of State, or copies may be obtained from us. Our Board of Directors has not designated any series or issued any shares of preferred stock at this time.

The ability of directors, without security holder approval, to issue additional shares of preferred stock could be used as an anti-takeover measure. Anti-takeover measures may result in you receiving less compensation for your stock.

The issuance of preferred stock creates additional securities with dividend and liquidation preferences over common stock, and may have the effect of delaying or preventing a change in control without further security holder action and may adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

Market for Securities

There is currently no public trading market for our common stock. We intend to apply for quotation of our common stock on the OTC Bulletin Board.

Equity Compensation Plan Information

We have no plans for establishing an equity compensation plan, but reserve the right to do so in the future.

We currently do not have any equity compensation plans or securities authorized for issuance under equity compensation plans.

Warrants and Options

There are no outstanding warrants or options to purchase our securities.

Transfer Agent

The transfer agent for our common stock is Issuer Direct Corporation, 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560, telephone: (919) 481-4000.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Indeglia& Carney, P.C., Irvine, California.

EXPERTS

The financial statements of our company included in this prospectus and in the registration statement have been audited by Rosenberg, Rich, Baker Berman& Co., independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

DESCRIPTION OF BUSINESS

Overview

We are a consulting company for the small and medium size business market (here-in-under, referred to as the “SMB market”). In general SMB market companies that we target will have fewer than 200 employees for manufacturing businesses and less than $7 million in annual revenues for most nonmanufacturing businesses. We target those SMB companies with limited resources and/or infrastructure looking to outsource either their finance or online marketing departments. We initially intend to target e-commerce companies but our services can be applied across industries.  We provide two lines of professional consulting services to these companies: (i) outsource finance services: including cost management and expense reduction services as well as other finance services such as accounting and financial statement preparation or payroll services, and (ii) on-line marketing consulting and website implementation services, including website design and technology support including point of purchase capabilities and driving website traffic.   We deliver these consulting services pursuant to a subscription based model, payable monthly.  For initial clients, we require an initial three-month minimum.   We deliver these consulting services pursuant to a subscription based model, payable monthly.  For initial clients, we require an initial three-month minimum.  We believe the subscription based model is effective in both revenue projection and client retention. We believe that due to the size of the e-commerce market, as discussed below, this market will support multiple new entrants. Accordingly, we believe we will be able to take advantage of the current trend of increased e-commerce sales despite the fact that we have recently emerged from developmental company status.

We are not a blank check corporation. Section 7(b)(3) of the Securities Act of 1933, as amended defines the term “blank check company” to mean, any development stage company that is issuing a penny stock that, “(A) has no specific plan or purpose, or (B) has indicated that its business plan is to merge with an unidentified company or companies.” We have a specific plan and purpose. Our business purpose and our specific plan is to provide business consulting services to small and medium size businesses for cost management and expense reduction as well as online marketing consulting and web optimization services.  We have commenced operations and have signed contracts with eight (8) clients as of the date of this prospectus.  In Securities Act Release No. 6932 which adopted rules relating to blank check offerings, the Securities and Exchange Commission stated in II DISCUSSION OF THE RULES, A. Scope of Rule 419, that, “Rule 419 does not apply to . . . start-up companies with specific business plans . . . even if operations have not commenced at the time of the offering.”

We have no present plans to be acquired or to merge with another company nor do we, nor to our knowledge any of our shareholders, have any plans to enter into a change of control or similar transaction. We may, as stated below under “Our Strategy”, look to acquire complementary service providers and software product companies in the future to grow our operations.

Our executive office is located at 3525 Del Mar Heights Rd, #318, San Diego, CA 92130.  Our telephone number is (877) 829-7361.  Our internet address is www.cwsmf.com.

Industry Overview

e-Commerce market

According to US Department of Commerce reports, total e-commerce sales in 2009 were $134.9 billion, increase of 2% from $132.2 billion in 2008.  In contrast, total retail sales declined by nearly 3% to $2.07 trillion during the comparable period from $2.13 trillion.    We believe that the growth of e-commerce sales despite a decrease in total sales for 2009 emphasizes the trend of consumers to consummate their shopping experience online.

In addition, the 2010 Internet Retailer Top 500 Guide highlighted certain trends that supported consumers’ continuing shift to online buying and the gains of large retailers.   Such points included:

•	The Top 500 retailer’s sales grew 8.7% to $126.38 billion in 2009 from $116.28 billion in 2008;

•	The Top 500 retailer’s completed an estimated 601.8 million sales in 2009 – up 2.9% from 585.1 million in 2008;

•	Total traffic to the Top 500 increased year over year to 2.58 billion monthly visits from 2.10 billion visits in 2008;

•	Web sales now account for 6.5% of retail sales, up from 6.2% a year earlier. Retail sales included general merchandise, but exclude restaurants, gasoline stations and fuel sales;

•	The web grew for most chain retailers while comparable store sales fell. For 26 of the 50 biggest chains, e-commerce sales grew while comparable store sales dropped;

•
In 2009, every Top 500 merchant group with the exception of catalogers posted a gain in web sales.  But the merchants that grew the fastest were web-only retailers.  Led by Amazon.com, the combined web sales for all Top 500 web-only merchants grew 19.8% to $42.94 billion in 2009 from $35.83 billion in 2008.

•
In 2009, despite the tough economy, Amazon’s sales grew 28% to $24.51 billion from $19.17 billion in the prior year.  In comparison, total sales for Wal-Mart Stores, the biggest chain retailer, grew only 1% to $405.04 billion in 2009.

Our Services

Professional Services

Outsourced Financial Services

Cost Management& Expense Reduction Financial Consulting:

We will assist clients establish and maintain effective cost management guidelines procedures.  Financial results and proper measurement can make the difference between success and failure.  We believe companies often fail to engage or utilize cost management services or software due to the expense and view of such services as an unnecessary corporate cost.  Further, companies addressing these areas may utilize incorrect financial information or either fail to establish (or employ wrong) key performance indicators (“KPI”) in their cost management models.  We will assist companies in this area by utilizing our proprietary KPI reporting methodology, AccountMETRICing Architecture™,tailored to address the specific needs of each clients to understand and manage key performance indicators related to their industry and various business initiatives

We will also consult with companies to prepare a comprehensive expense reduction strategy after a comprehensive review of their business.  Our strategies include, in addition to workforce reduction include, (i) reassigning staff from functional to more activity based value-added work, such as planning, decision support and business performance management, (ii) lowering indirect expenses, such as procurement and travel, companywide, and (iii) creating a flexible cost structure.

We also offer our consulting services to clients with either limited resources or infrastructure allowing them to outsource other finance related functions on an as-needed basis in lieu of hiring a full time professional or department.  These services can range from payroll services to preparing and maintaining accounting records via Quickbook to serving as either an outside controller or chief financial officer.

On-line marketing consulting and website implementation

Marketing and website implementation can be a complicated and expensive effort.   To be successful, it is important to partner with a marketing company which keeps you up to date and knows the tactics to employ in the continuously changing market. For companies with limited resources and infrastructure, we provide such services to enable them to outsource their marketing and website needs on an as-needed basis in lieu of hiring a full time professional or department. We offer a wide variety of consulting services for companies looking to increase their brand, market value, website traffic, qualified leads and sales.  Furthermore, using our financial key performance metric report, we track the results of all efforts. We price each engagement on a case by case basis.

In addition, we offer website implementation consulting services.  These services include the design and building of a company website or modification of a current site.  These services also include technological support to ensure optimal operation of such sites.  We also offer search engine marketing consulting services designed to drive traffic to a client’s website.

Contractual Arrangement with Professional Services Clients

Our professional services are provided under written agreement that requires monthly cash payments.  Among other things, the agreements include, client contact information, brief assignment description, lead project manager, project start date, term and fee arrangement.  Services will not be commenced unless the first payment from a client is made.  We generally require an initial 3 month agreement with new clients, with the initial 3 month fee to be paid in advance and on a monthly basis thereafter.  Our fees are $250 per month for the initial three month period which includes the initial consultation and set-up and then $150 per month thereafter for maintenance, reporting and advisory services.  These agreements may be terminated by us or a client with ninety-days written notice; provided, however, if canceled within the first two months, the customer must pay us through the six month period.  Each agreement also contains a non-solicitation provision whereby the client agrees not to hire any individual provided to the client under the agreement prior to the later of one year from the date of the agreement or six months after completion of such individual’s assignment.  In addition, the client agrees to pay us a one-time fee of 20% of the annual salary of any individual performing services for the client under the terms of the agreement if hired by the client upon expiration of the non-solicitation term.

The financial services provided under our consulting agreements generally refer to financial reporting, accounting and bookkeeping work. The financial reporting includes monthly end financial statements and the accounting and bookkeeping includes, bank reconciliations, payroll submissions, accounts receivable and payable processing.   A client may ask for additional financial analysis. Such additional work is priced in additional to the standard monthly fee.

Online marketing under our consulting agreements generally refers to project management of a client’s website and online marketing activities. Such management may include, website hosting, search engine optimization, affiliated marketing, conversion rate optimization.

Since our inception December 2009, we have received over $32,000 in revenues.  Our initial activities focused on developing our delivery service model and establishing our third party service providers that will enable us to scale properly as our client base grows. To date, we have acquired twelve consulting clients, of which five were acquired in the quarter ended March 31, 2011. Nine of the twelve are monthly subscription based contracts. Of those nine, five are related to financial service work and four are for online marketing work. The three other contracts are one-time custom consulting related to online marketing and website development.

Teaming Affiliated Partner (“TAP”) Network

We are establishing a network of what we believe to be “best-in-class” service and software product providers that we refer to as our Teaming Affiliate Partner (“TAP”) Network.  Member of our TAP network will provide services to both our professional service and PPC clients.  Establishment and utilization of this network enable us to reduce our overhead costs yet enabling us to deliver high quality professional services.  We carefully select TAP partners and often utilize feedback from our clients in the selection process.  We establish formal working relationships with the TAPs pursuant to a TAP agreement. The agreement, among other things, includes both confidentiality clauses and non-solicitation of customers and employees. We handle all billing and project management for each engagement. We will pay the TAP a fixed fee and bill the client on a cost plus our profit basis. For every project with the client and the TAP, we will agree upon a specific scope of work including the cost.

We believe that establishing formal working relationships under TAP Agreements will (i) enable us to offer clients a service platform encompassing their business lifespan, (ii) diversify our revenue stream, and (iii) keep our operating fixed costs low.

To further enhance the relationship with our TAPs we may provide such TAPs with equity ownership in our Company.  We believe this improves the delivery and long-term relationship between our Company initiatives and the services provided by our TAPs.  As of June 30, 2011, we had three executed TAP Agreements:  (i) FN Implementation and Financing Partners, Inc. to provide online marketing and conversion services;  (ii) Interactive Marketing Partners, Inc. to provide website traffic generation and (iii) Southridge Business Solutions Group to provide accounting and other financial services.

Our Opportunity

The Internet's substantial growth creates tremendous market opportunities for companies that connect buyers and sellers, and companies that create applications and systems for traditional businesses wishing to engage in e- commerce.  Historically, small business e-commerce has occurred through electronic data interchange over proprietary networks, which are costly and available only to a limited number of participants. The Internet provides an open platform with common communication protocols to build efficient, cost-effective networks that facilitate e-commerce.  As Internet-based network reliability, speed and security have improved in recent years and as more businesses have connected to the Internet, traditional businesses are beginning to use the Internet to conduct e- commerce and exchange information with customers, suppliers and distributors and suppliers.

We believe that there are significant opportunities for companies that can assist traditional businesses in using the Internet to create more efficient markets and enable e-commerce. We call these companies SMB e-commerce companies.

Our Strategy

Our strategy for growing our operations includes:

•	Expand our professional services revenue through sales and marketing initiatives;

•	Continue growth of our TAP network to enhance client opportunities; and

•	Growth through acquisition with complementary service providers and software product companies.

We intend to finance our growth strategy through retained earnings, loan from officers, issuance of our debt and equity securities or through a combination of the foregoing.

Intellectual Property

Perpetual Licensing Agreement

We entered into a perpetual licensing agreement with FN Implementation and Financing Partners, Inc. (the “Licensing Agreement”) on December 31, 2009 pursuant to which we received a worldwide perpetual license to use and sell AccountMETRICing Architecture™ (“AAI”), a proprietary reporting system tailored to address the specific needs of each clients to understand and manage key performance indicators related to their business.    We will pay licensor a 5% royalty for all revenues from our clients utilizing AAI.   No royalty fees have been paid from inception through March 24, 2011. One of the primary outcomes in using this reporting system is the creation of what are called a business’s Key-Performance-Indicators (KPIs).  Through an analysis of a clients business and financial reporting, over 100 key performance metrics are evaluate to see which ones might pertain to that specific client. These metrics encompass the following disciplines:  (i) margins and profits (break-even analysis, consideration analysis, target volume; marketing spending-total, fixed and variable); (ii) product and portfolio management (growth: percentage and costs of gross revenue, draw rate, brand equity metrics); (iii) customer profitability (customer retention, customer profit,, acquisition versus retention); (iv) sales force and channel management (sales force coverage, sales force goals, sales force compensation, pipeline analysis, inventory turns, direct product profitability); (v) pricing strategy (price premium, reservation price, percent good value, price elasticity of demand); (vi) promotion (redemption rates for coupon rebates, advertising, gross rating points); (vii) Ad Media and Web Metrics (cost per thousand impression rates, impressions, pageviews and hits, clickthrough rates); (viii) marketing and finance (return on investment, economic profit); and (ix) marketing, planning and customers (market growth, market share, market penetration, retention rate, churn rate, new customer gains). Once a client’s KPIs are determined the Company will help that Client establish a financial reporting mechanism which will report on the each measurement. Business owners can then use such information to make more informed decisions.

We have a policy requiring our employees, consultants and other third parties to enter into confidentiality and proprietary rights agreements and to control access to software, documentation and other proprietary information.  We will aggressively protect our intellectual property rights by relying on federal, state and common law rights, as well as a variety of administrative procedures.  We also have confidentially wording in our agreements with clients to further protect our intellectual property.

Patents and Trademarks

We do not own nor have we applied for any patents or trademarks.

Government Regulation

The Children’s Online Privacy Protection Act of 1998 (“COPPA”) prohibits websites from collecting personally identifiable information online from children under age 13 without prior parental consent.  The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (“CAN-SPAM”) regulates the distribution of unsolicited commercial emails, or “spam.”  Online services provided by us may be subject to COPPA and CAN-SPAM requirements.

Congress and some state legislatures are considering legislation that would regulate how businesses operate on the Internet, including measures relating to privacy and data security, as well as specific legislation aimed at social networking sites.  Members of Congress have announced they will introduce legislation that would regulate the collection of data about consumers’ Web browsing activities across the Internet that is used to serve targeted advertising.  In addition, in February 2009, the Federal Trade Commission’s staff released guidelines for Internet publishers and Internet advertising networks to address concerns about consumer privacy, transparency and control raised by such collection and use of online behavioral data, and called for self-regulation.  On July 3, 2009, the industry released a set of self-regulatory online behavioral advertising principles.  It is unclear whether these industry efforts alone will address the concerns expressed by some federal and state officials.

In addition, the services provided by telecommunications carriers are governed by regulatory policies establishing charges and terms for wireline communications. We are not a telecommunications carrier or otherwise subject to regulations governing telecommunications carriers (or the obligation to pay access charges and contribute to the universal service fund).  The Federal Communications Commission (“FCC”) could, however, expand the reach of telecommunications regulations so as to apply to companies such as ours. In particular, the FCC could require online service providers like us to pay access charges or to contribute to the universal service fund when the online service provider provides its own transmission facilities and engages in data transport over those facilities in order to provide an information service.

As Internet commerce continues to evolve, and in particular the increasing use of social networking sites and streaming media like music in markets such as wireless communications, Congress, state legislatures, and federal or state agencies may adopt laws and regulations affecting our business and customers, including laws or regulations potentially imposing taxes or other fees on us or our customers or imposing reporting, tracking or other restrictions or standards related to issues such as user privacy, pricing, content and quality of products and services.

We will monitor pending legislation and regulatory initiatives to ascertain relevance, analyze impact and develop strategic direction surrounding regulatory trends and developments.

Marketing

Initial marketing efforts will be geared toward raising awareness of our professional services.  This will primarily be accomplished by standard lead generation activities such as pay-per-click advertising, search engine optimization and standard email, phone call and letter correspondence to targeting client listing. We anticipate that in the future our clients will be a good resource for referring clients to the business.

Competition

Our primary competition is from other online marketing professional services providers.  Our competitors include established e-commerce consultants, including without limitation, Omniture or Hubspot, who have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical, management and other resources than we do. We expect competition will intensify in the future. Increased competition may result in reduced operating margins, reduced profitability, loss of market share and diminished brand recognition.

We expect to compete by providing high quality service to our initial customers thereby establishing positive brand name recognition.  We also expect that our low overhead and use of TAPs enable us to provide attractive pricing in the marketplace.  With the already large an growing size of the market place we believe this should allow us to acquire new customers in a cost effective manner. We also believe our unique Accountmetricing Architecture™ will let us differentiate ourselves from our competitors and help drive our growth.   As we continue to build our client base, we expect our market share to increase.

Dependence on Customers

We currently have eight clients, none of whom represent more than 10% of our revenue.

Research and Development Expenses

We have not incurred any research and development expenditures since our inception on December 4, 2009.

Compliance with Environmental Laws

We have not incurred and do not anticipate incurring any expenses associated with environmental laws.

Employees

We currently have 2 employees, our current executive officers Craig Samuels and Mitchell Metzman, neither of which will are full time employees.  The amount of time they intend to devote to our business is limited currently expected to be approximately 25%, of their working time to our company. Our current executive officers have other business interests. While we expect them to increase the percentage of the working time they each devote to our company if our operations increase, the amount of time which they devote to our business may not be sufficient to fully develop our business. Additionally, our executive officers may encounter a conflict of interest in allocating their time between our operations and those of other businesses. In the course of their other business activities, they may become aware of investment and business opportunities which may be appropriate for presentation to us as well as other entities to which she owes a fiduciary duty. As a result, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. Such conflicts of interests, should they arise, may be detrimental to our business.

We have incurred limited expenditures on direct labor in development of our professional service offering. A number of our shareholders provide the majority of in-house support.   However, as mentioned above we are establishing TAP agreements whereby third parties deliver services while we provide the project management oversight of the whole engagement. Certain shareholders have provided services for us while also working on other outside business ventures and separate engagements.  As capital requirements allow, we may hire direct employees to deliver services. Initially, we intend to utilize independent contractors on a cash  or fixed fee based model.  If an independent contractor is utilized on a particular engagement, in advance of commencing such work and agreed upon price is established based upon the scope of work. For the online marketing services such employees will be well-versed in internet marketing, including, but not limited to pay-per-click, search engine optimization and website conversion rate optimization. For the cost management and expense reduction services such employees would generally have a background of three to five years in accounting or finance.  In addition, as needed, we will retain accounting and legal professionals as needed on a contract basis to handle those reporting and other regulatory requirements associated with operating a public company.

DESCRIPTION OF PROPERTY

Our executive office address is currently within a shared mailing location.  The annual fee for this location is approximately $250.  In an effort to keep our costs down, we will try to be remain a virtual company for the time being.  Should capital requirements allow, we may look to lease corporate space in the future. We do not currently own or lease interests in any property.

LEGAL PROCEEDINGS

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. To our knowledge, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of our executive officers or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or any of our companies or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no established public trading market for our shares of common stock. We anticipate applying for quoting of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be quoted on the Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we had  40 shareholders of our common stock.

Stock Option Grants

To date, we have not granted any stock options.

Transfer Agent and Registrar

The transfer agent for our common stock is Issuer Direct Corporation, 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560, telephone: (919) 481-4000.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Recent Sales of Unregistered Securities

Common Stock Issuance to Founders

On December 4, 2009, we issued 2,964,000 shares of our restricted common stock to 5 initial stockholders Craig Samuels, Sean Martin, CFO Managed Fund I, LLC, Groupmark Financial Services, Ltd and Howard Kaplan, all of whom are considered promoters as defined under Regulation C of the Securities Act of 1933, as amended.  All of these initial stockholders were instrumental in developing our business plan.  In addition, 138,000 shares were issued to each of Groupmark and Howard Kaplan as founders shares (valued at par value) in consideration of increased level of involvement in development of our business plan.The remaining 2,688,000 shares were issued to 3 stockholders for $50,000, two of whom were our initial officers and directors. We completed this offering pursuant to Section 4(2) of the Securities Act.  The 2,964,000 shares of common stock are restricted shares, as defined in the Securities Act, and have been endorsed with a legend confirming that the shares cannot be resold or transferred unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

Common Stock Offering

On September 30, 2010 we closed our common stock offering.  We sold an aggregate of 185,000 shares of common stock at a price of $0.05 per share to 37 investors for gross proceeds of $9,250.  The offering was closed in three tranches: (i) December 2009: 30,000 shares sold to 6 investors for gross proceeds of $1,500; (ii) March 31, 2010: 75,000 shares to 15 investors for gross proceeds of $3,750 and (iii) September 30, 2010: 80,000 shares sold to 16 investors.

The offer and sale of such shares of our common stock was effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 504promulgated under the Securities Act and in Section 4(2) of the Securities Act, based on the following: (a) we were not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (b) the investors confirmed to us that they were either “accredited investors,” as defined in Rule 501 of Regulation D promulgated under the Securities Act or had such background, education and experience in financial andbusiness matters as to be able to evaluate the merits and risks of an investment in the securities; (c) there was no public offering or general solicitation with respect to the offering; (d) the investors were provided with certain disclosure materials and all other information requested with respect to our company; (e) the investors acknowledged that they had a reasonable opportunity to ask questions and receive answers concerning the offering and our business, financial condition, results of operations and prospects (f) the investors acknowledged that all securities being purchased were “restricted securities” for purposesof the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (g) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

AVAILABLE INFORMATION

We are  filing with the SEC this registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

Unaudited Interim Financial Statements

Balance Sheet as of March 31, 2011 (Unaudited) and Sept 30, 2010 (Audited)	F-10

Statement of Operations from three months ended March 31 2011 and 2010, the six months ended March 31, 2011 and from inception (December 9, 2009) to March 31, 2010	F-11

Statement of Changes in Stockholders’ Equity (Deficit) from inception to March 31, 2011	F-12

Statement of Cash Flow for the six months ended March 31, 2011 and from inception (December 9, 2009) to March 31, 2010	F-13

Notes to Financial Statements	F-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of CWS Marketing & Finance Group, Inc.

We have audited the accompanying balance sheet of CWS Marketing & Finance Group, Inc. as of September 30, 2010, and the related statement of operations, stockholders' equity and cash flows for the period December 4, 2009 (Date of Inception) through September 30, 2010. CWS Marketing & Finance Group, Inc.'s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CWS Marketing & Finance Group, Inc. as of September 30, 2010, and the results of its operations and its cash flows for the period December 4, 2009 (Date of Inception) through September 30, 2010 in conformity with accounting principles generally accepted in the United States of America.

As described in Note 8 to the financial statements, the Company has restated the financial statements and notes for the correction of certain errors and omissions in the financial statements.

/s/ Rosenberg, Rich, Baker & Berman Company

Somerset, New Jersey
November 22, 2010, except for Note 8, as to which date is July 21, 2011

CWS MARKETING & FINANCE GROUP, INC
BALANCE SHEET
September 30, 2010

ASSETS
Restated
CURRENT ASSETS:
Cash	$26,588
Accounts receivable, net	800
TOTAL CURRENT ASSETS	27,388

TOTAL ASSETS	$27,388

LIABILIATIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$12,500
Income tax payable	350
TOTAL CURRENT LIABILITIES	12,850

TOTAL LIABILITIES	12,850

STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value, 5,000,000 shares authorized,
none issued and outstanding	-
Subscription receivable	(5,500)
Common stock, $.001 par value, 10,000,000 shares authorized,
3,149,000 shares issued and outstanding,
as of September 30, 2010	3,149
Additional paid-in capital	56,101
Retained deficit	(39,212)
TOTAL STOCKHOLDERS' EQUITY	14,538
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$27,388

See accompanying notes to audited financial statements.

CWS MARKETING & FINANCE GROUP, INC.
STATEMENT OF OPERATIONS
FROM INCEPTION (DECEMBER 4, 2009) THROUGH SEPTEMBER 30, 2010

Restated
Revenues:
Professional service revenues	$15,300
Professional service revenues - related party	3,750
Total Revenues	19,050

Cost of revenues	5,000
Cost of revenues from a related party	6,950
Gross Profit	7,100

Operating expenses:
General and administrative	42,962
General and administrative costs from a related party	3,000
Total operating expenses	45,962

Loss from operations	(38,862)

Income tax (provision)	(350)

Net (loss) applicable to common shareholders	$(39,212)

Net income (loss) per share - basic and diluted	$(0.01)

Weighted number of shares outstanding -
Basic and diluted	3,040,017

See accompanying notes to audited financial statements.

CWS MARKETING & FINANCE GROUP, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FROM INCEPTION (DECEMBER 4, 2009) THROUGH SEPTEMBER 30, 2010

	Preferred Stock		Common		Paid-In	Sub	Retained	Stockholders'
	Shares	Par Value	Shares	Par Value	Capital	Rec'd	(Deficit)	(Deficit)

Balance at Inception	-	$-	0	$-	$-	$-	$-	$-

Issuance of stock			3,149,000	3,149	56,101	(5,500)		53,750
Net loss for period	-	-					(39,212)	(39,212)
	-	-
Balance September 30, 2010 (Restated)	-	$-	3,149,000	$3,149	$56,101	$(5,500)	$(39,212)	$14,538

See accompanying notes to audited financial statements.

CWS MARKETING & FINANCE GROUP, INC
STATEMENT OF CASH FLOW
FROM INCEPTION (DECEMBER 4, 2009) THROUGH SEPTEMBER 30, 2010

Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(39,212)
Adjustments to reconcile net income (loss) to cash used in operating activities:

Change in operating assets and liabilities:
Accounts and notes receivable	(800)
Accounts payable and accrued expenses	12,500
Income tax payable	350
Security deposit and other assets	-
Net cash used in operating activities	$(27,162)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from Issuance of common stock	53,750
Net cash provided by financing activities	$53,750

NET INCREASE IN CASH	26,588

CASH AND CASH EQUIVALENTS at beginning of period	0
CASH AND CASH EQUIVALENTS at end of period	$26,588

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$-
Income Taxes	$-

Supplemental schedule of non-cash investing and financing activities
Sale of stock for subscription receivable	$5,500

See accompanying notes to audited financial statements.

CWS MARKETING & FINANCE GROUP, INC
NOTES TO FINANCIAL STATEMENTS

Note 1.  The Company and Nature of Business

CWS Marketing & Finance Group Inc(the “Company”), formed on December 4, 2009, provides two primary lines of business services; (i) cost management and reduction solutions, and (ii) on-line revenue generation solutions.

Through a perpetual licensing agreement with FN Implementation and Financing Partners, Inc (the “Licensing Agreement”) dated as of December 31, 2009, the Company was granted full access and use to the proprietary reporting methodology to AccountMETRICing Architecture™(“AAI”).   AAI is a reporting system that is built on the specific needs of clients to understand and manage key performance indicators related to their business. Under the Licensing Agreement the Company will payout a 5% royalty on all clients that specifically utilize the reporting methodology along with the other services provided by the Company.   No royalty fees have been earned from inception through September 30, 2010.

As part of the Company’s planned growth it intends to either acquire or form partnership with complementing services providers or software technology tools.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The financial statements of the Company have been prepared using accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results could differ from those estimates.

Concentration of Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and accounts receivable.

Revenue Recognition

The Company derives its revenue from the sale of general financial and marketing consulting services, other revenue related to working capital financing for clients, and through equity and revenue participation agreements with clients.  The Company utilizes written contracts as the means to establish the terms and condition services are sold to customers.

Financial and marketing consulting service revenues

Because the Company provides its applications as services, it follows the provisions of Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition The Company recognizes revenue when all of the following conditions are met:

•	there is persuasive evidence of an arrangement;
•	the service has been provided to the customer;
•	the collection of the fees is reasonably assured; and
•	the amount of fees to be paid by the customer is fixed or determinable.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. Cash and cash equivalents are comprised of money market funds. The carrying amounts approximate fair value due to the short maturities of these instruments.

Accounts Receivable

The Company’s accounts receivable are derived from direct customers. Collateral is not required for accounts receivable. The Company maintains an allowance for potential credit losses as considered necessary.  At September 30, 2010, the allowance for potential credit losses was $0.  The Company performs ongoing reviews of all customers that have breached their payment terms or for whom information has become available indicating a risk of non-recoverability.   Payment terms are immediately upon receipt of invoice.  The Company records an allowance for bad debts for specific customers identified as well as an allowance based on its historical collection experience. The Company’s evaluation of the allowance for potential credit losses requires the use of estimates and the actual results may differ from these estimates.

Cost of Revenues

The Company’s cost of revenues primarily consists of personnel associated with the Company’s professional services as well as system operations.

Income Taxes

The Company provides for income taxes using the asset and liability method.  Under the asset/liability method, current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year.  A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax credit and loss carry-forwards.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of future income tax assets is dependent upon the generation of sufficient future taxable income during the period in which the deferred tax assets are recoverable. Management assesses the likelihood that the deferred tax assets will be recovered from future taxable income and whether a valuation allowance is required to reflect any uncertainty.  Management has determined that a full valuation allowance was necessary as of September 30, 2010. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carry forwards.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses and income tax payable approximate their fair values due to the short-term maturities of these financial instruments.

Earnings per share

Earnings per share, in accordance with the provisions of ASC 260-10, Earnings Per Share, is computed by dividing net income by the weighted average number of common stock shares outstanding during the period.

Recent Accounting Requirements

In October 2009, the FASB issued guidance on multiple deliverable revenue arrangements which eliminates the residual method of allocation and requires the relative selling price method when allocating deliverables of a multiple-deliverable revenue arrangement. The determination of the selling price for each deliverable requires the use of a hierarchy designed to maximize the use of available objective evidence including, vendor specific objective evidence, third party evidence of selling price, or estimated selling price. This guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, and must be adopted in the same period using the same transition method. If adoption is elected in a period other than the beginning of a fiscal year, the amendments in these standards must be applied retrospectively to the beginning of the fiscal year. Full retrospective application of these amendments to prior fiscal years is optional. Early adoption of these standards may be elected. The Company is currently evaluating the impact of this new accounting guidance on its consolidated financial statements.

In January 2010, the FASB issued additional guidance on fair value measurements and disclosures which requires reporting entities to provide information about movements of assets among Level 1 and 2 of the three-tier fair value hierarchy established by the existing guidance. The guidance is effective for any fiscal year that begins after December 15, 2010, and it should be used for quarterly and annual filings. The Company is currently evaluating the impact of this new accounting guidance on its consolidated financial statements.

Management does not believe that any other recently issued, but not currently effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3. Stockholders’ Equity

Common Stock

The Company is authorized to issue up to 10,000,000 shares of common stock and 5,000,000 shares of preferred stock both with par value of $0.001.     The Company had 3,149,000 shares of common stock issued and outstanding as of September 30, 2010.

Issuance of Common Stock

Pursuant to a common stock subscription agreement and investor questionnaire, (“Sub Docs”) the Company has been issuing common stock in units (the “Units”) of 5,000 shares of Common Stock at a price of $0.05 per share for a total per unit price of $250.   On December 4, 2009, in return for capital commitments totally $50,000 certain shareholders and founders were issued2,964,000 shares.  Also on December 4, 2009, the Company issued shares totally 30,000 for the purchase of 6 units by 6 new shareholders, a subscription receivable of $1,500 remains on the balance sheet as of September 30, 2010 for such shareholders.   On March 31, 2010, the Company issued shares totally 75,000 for the purchase of 15 units by 15 separate new shareholders totaling $3,750.   On September 29, 2010 the Company issued shares totaling 80,000 for the purchase of 16 units by 16 separate shareholders and a subscription receivable of $4,000 remains on the balance sheet as of September 30, 2010 for such shareholders.

Note 4. Income Taxes

The components of the provision (benefit) for income taxes are as follows:

From inception (December 4, 2009) to September 30, 2010
Current
Federal	-
State & Local	350
Total current tax provision	350

Deferred
Federal	0
State	-
Total deferred tax provision (benefit)	0

Total tax provision	350

Deferred Tax Assets:
Net operating loss carry-forward	$11,049
Less: valuation allowance	(11,049)

Net deferred tax assets	0

Deferred tax liabilities:	-
Net deferred tax asset/(liability)	$0

The Company had federal and state net operating loss carry forwards of approximately $39,000, as of September 30, 2010.  The tax loss carry forwards are available to offset future taxable income with the federal and state carry forwards beginning to expire in 2025.

The realization of the tax benefits are subject to the sufficiency of taxable income in future years.   The combined deferred tax assets represent the amounts expected to be realized before expiration.

The Company periodically assesses the likelihood that it will be able to recover its deferred tax assets. The Company considers all available evidence, both positive and negative, including expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible profits. As a result of this analysis of all available evidence, both positive and negative, the Company concluded that it is not likely that its net deferred tax assets will ultimately be recovered and, accordingly, recorded a valuation allowance was recorded as of September 30, 2010.

The difference between the expected income tax expense (benefit) and the actual tax expense (benefit) computed by using the Federal statutory rate of 28% is as follows:

From inception (December 4, 2009) to September 30, 2010

Expected income tax (benefit) at statutory rate of 28%	$(11,049)
State and local tax (benefit)	350

Valuation allowance	11,049
Income tax expense (benefit)	$350

Note 5. Commitments and Contingencies

Other than the royalties to be paid under the perpetual licensing arrangement the Company has no leases or other written contractual agreements.

Note 6 – Related Party Transaction and Arrangements

FN Implementation & Financing Partners, Inc. (“FNIFP”)

Pursuant to a consulting agreement (the “Consulting Agreement”) dated December 15, 2009, the Company entered into an arrangement with FNIFP to provide certain general accounting, finance, legal and client advisory and delivery assistance. The amounts of payment vary according to services provided. During the period from inception (December 4, 2009) through September 30, 2010 the company recorded $9,950 for these various services.  At September 30, 2010 the Company did not owe any money to FNIFP for these services.

We have also entered into our Perpetual Licensing Agreement with FNIFP.  As of September 30, 2010, no royalties under the licensing agreement has been paid and $6,950 and $3,000 of FNIFP’s fees have been allocated between Cost of revenue and General and administrative expenses, respectively.

We have service contract with a client where a related party to a shareholder acts in a management capacity.   Under the terms of the contract the client pays a monthly subscription fee for professional services and access to AccountMetricing Architecture™.   As of September 30, 2010 the Company has recorded $3,750 in income.   Such amount has been reflected under a separate title on the Statement of Operations.

Note 7. Subsequent Events

None to note.

Note 8. Restatements

The Company has restated its financial statements for the period from inception (December 4, 2009) through September 30, 2010. Subsequent to the filing of the original financial statements for that period, management identified certain errors in the financial statements, as follows. The Company determined that a valuation allowance should be applied against the deferred tax asset.

The following shows the effect of the restatements on the financial statements due to corrections of the errors noted:

Balance Sheets	9/30/10 As Reported	9/30/10 As Restated

Deferred Tax Asset	$11,049	$0
Total Assets	38,437	27,388
Accumulated deficit	(28,163)	(39,212)
Total Stockholders equity	25,587	14,538
Total Liabilities and Stockholders equity	38,437	27,388

Statement of Operations
Income tax provision (benefit)	(10,699)	350
Net loss	$(28,163)	$(39,212)

CWS MARKETING & FINANCE GROUP, INC
CONDENSED BALANCE SHEETS

ASSETS	(Unaudited)	(Audited)
	March 31, 2011	September 30, 2010
CURRENT ASSETS:	(Restated)	(Restated)
Cash	$21,294	$26,588
Accounts receivable, net	5,600	800
TOTAL CURRENT ASSETS	26,894	27,388

TOTAL ASSETS	$26,894	$27,388

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$5,000	$12,500
Deferred revenue	1,500	-
Income tax payable	600	350
TOTAL CURRENT LIABILITIES	7,100	12,850

TOTAL LIABILITIES	7,100	12,850

STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value, 5,000,000 shares authorized,
none issued and outstanding	-	-
Subscription receivable	-	(5,500)
Common stock, $.001 par value, 10,000,000 shares authorized,
3,149,000 shares issued and outstanding,
as of March 31, 2011, and September 30, 2010	3,149	3,149
Additional paid-in capital	71,101	56,101
Retained deficit	(54,456)	(39,212)
TOTAL STOCKHOLDERS' EQUITY	19,974	14,538
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$26,894	$27,388

See accompanying Notes to Interim Condensed Financial Statements.

CWS MARKETING & FINANCE GROUP, INC
CONDENSED STATEMENTS OF OPERATIONS
For three months ended March 31. 2011 and 2010 and six months ended March 31, 2011 and since inception (December 31, 2009) through March 31, 2010
(Unaudited)

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010	Six Months Ended March 31, 2011	From inception (December 4, 2009) - March 31, 2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(Restated)	(Restated)	(Restated)	(Restated)
Revenues:
Custom professional service revenues	$5,000	$10,250	$5,000	$10,250
Monthly subscription fees	4,350	2,550	6,850	2,550
Monthly subscription fees - related party	750	2,250	1,500	2,250
Total Revenues	10,100	15,050	13,350	15,050

Cost of revenues	0	5,000	0	5,000
Cost of revenues from a related party	2,500	0	5,000	0
Gross Profit	7,600	10,050	8,350	10,050

Operating expenses:
General and administrative	7,510	10,874	11,094	31,431
General and administrative costs from a related party	7,500	-	12,000	3,000
Total operating expenses	15,010	10,874	23,094	34,431

Income (Loss) before taxes	(7,410)	(824)	(14,744)	(24,381)
Income tax (provision)	(250)	-	(500)	-

Net (loss) income applicable to common shareholders	$(7,660)	$(824)	$(15,244)	$(24,381)

Net (loss) income per share - diluted
Net (loss) income from continuing operations	$(0.00)	$0.00	(0)	(0)
Net income (loss) per share - diluted	$0.00	$0.00	$(0.00)	$(0.01)
	$(0.00)	$0.00	(0)	(0)

Weighted number of shares outstanding -
Basic and diluted	3,149,000	2,994,000	3,149,000	2,994,000

See accompanying Notes to Interim Condensed Financial Statements.

CWS MARKETING & FINANCE GROUP, INC
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Since inception (12/4/09) through March 31, 2011
(Unaudited)

	Preferred Stock		Common		Paid-In	Sub	Retained	Stockholders'
	Shares	Par Value	Shares	Par Value	Capital	Rec'b	(Deficit)	Equity

Balance at Inception	-	$-	0	$-	$-	$-	$-	$-

Issuance of stock			3,149,000	3,149	56,101	(5,500)		53,750
Net loss for period	-	-					(39,212)	(39,212)
	-	-
Balance September 30, 2010 (Restated)	-	$-	3,149,000	$3,149	$56,101	$(5,500)	$(39,212)	$14,538

Subscription receivable payment						5,500		5,500
Capital contributed by officers					15,000			15,000
Net loss for period							(15,244)	(15,244)

Balance March 31, 2011 (Restated)	-	$-	3,149,000	$3,149	$71,101	$-	$(54,456)	$19,794

See accompanying Notes to Interim Condensed Financial Statements.

CWS MARKETING & FINANCE GROUP, INC
CONDENSED STATEMENTS OF CASH FLOWS
Since inception 12/4/2009 thru March 31, 2010 and for the six months ended March 31, 2011
	Six Months Ended March 31, 2011	Since Inception (12/4/09) thru Ended March 31, 2010
	(Restated)	(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(15,244)	$(24,381)
Adjustments to reconcile net (loss) to cash used in operating activities:

Change in operating assets and liabilities:
Accounts receivable	(4,800)	(800)
Income tax payable	250	-
Accounts payable and accrued expenses	(7,500)	15,215
Deferred revenues	1,500
Net cash used in operating activities	$(25,794)	$(9,966)

CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of common stock		41,250
Proceeds from shareholder and director contribution	15,000
Proceeds from collection of subscription receivable	5,500	0
Net cash provided by financing activities	$20,500	$41,250

NET INCREASE(DECREASE) IN CASH	(5,294)	31,284

CASH AND CASH EQUIVALENTS at beginning of period	26,588	0
CASH AND CASH EQUIVALENTS at end of period	$21,294	$31,284

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$-	$-
Income Taxes	$-	$-

Supplemental schedule of non-cash investing and financing activities
Sale of stock for subscription receivable	$-	$12,500

See accompanying Notes to Interim Condensed Financial Statements

CWS MARKETING & FINANCE GROUP, INC
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
(March 31, 2011)
Note 1.  The Company and Nature of Business

CWS Marketing & Finance Group Inc. (the “Company”) was formed on December 4, 2009.  Our principal business objective is general financial, accounting, bookkeeping and online marketing consulting services and software reselling to small and medium size businesses.
Through a perpetual licensing agreement with FN Implementation and Financing Partners, Inc (the “Licensing Agreement”) dated as of December 31, 2009, the Company was granted full access and use to the proprietary reporting methodology to AccountMETRICing Architecture™(“AAI”).   AAI is a reporting system that is built on the specific needs of clients to understand and manage key performance indicators related to their business.    Under the Licensing Agreement the Company will payout a 5% royalty on all clients that specifically utilize the reporting methodology along with the other services provided by the Company.   No royalty fees have been earned from inception through March 31, 2011.

As part of the Company’s planned growth it intends to either acquire or form partnership with complementing services providers or software technology tools.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The financial statements of the Company have been prepared using accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results could differ from those estimates.

Concentration of Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and accounts receivable.

Revenue Recognition

The Company derives its revenue from the sale of general financial and marketing consulting services other revenue related to working capital financing for clients, and through equity and revenue participation agreements with clients.  The Company utilizes written contracts as the means to establish the terms and conditions of services are sold to customers.

Financial and marketing consulting service revenues

Because the Company provides its applications as services, it follows the provisions of Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition The Company recognizes revenue when all of the following conditions are met:

•	there is persuasive evidence of an arrangement;
•	the service has been provided to the customer;
•	the collection of the fees is reasonably assured; and
•	the amount of fees to be paid by the customer is fixed or determinable.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. Cash and cash equivalents are comprised of money market funds. The carrying amounts approximate fair value due to the short maturities of these instruments.

Accounts Receivable

The Company’s accounts receivable are derived from direct customers. Collateral is not required for accounts receivable. The Company maintains an allowance for potential credit losses as considered necessary.  At March 31, 2011, the allowance for potential credit losses was $0.  The Company performs ongoing reviews of all customers that have breached their payment terms or for whom information has become available indicating a risk of non-recoverability.   Payment terms are immediately upon receipt of invoice.  The Company records an allowance for bad debts for specific customers identified as well as an allowance based on its historical collection experience. The Company’s evaluation of the allowance for potential credit losses requires the use of estimates and the actual results may differ from these estimates.

Income Taxes

The Company provides for income taxes using the asset and liability method.  Under the asset/liability method, current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year.  A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax credit and loss carry-forwards.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of future income tax assets is dependent upon the generation of sufficient future taxable income during the period in which the deferred tax assets are recoverable. Management assesses the likelihood that the deferred tax assets will be recovered from future taxable income and whether a valuation allowance is required to reflect any uncertainty.  Management has determined that a full valuation allowance was necessary as of March 31, 2011. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carry forwards.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses and income tax payable approximate their fair values due to the short-term maturities of these financial instruments.

Earnings per share

Earnings per share, in accordance with the provisions of ASC 260-10, Earnings Per Share, is computed by dividing net income by the weighted average number of common stock shares outstanding during the period.

Recent Accounting Requirements

Management does not believe that during the period for the quarter end any other recently issued, but not currently effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3. Stockholders’ Equity

Common Stock

The Company is authorized to issue up to 10,000,000 shares of common stock and 5,000,000 shares of preferred stock both with par value of $0.001.  The Company had 3,149,000 shares of common stock issued and outstanding as of March 31, 2011.

Note 4. Income Taxes

The components of the benefit from income taxes are as follows:

For the six months ended March 31, 2011
Current
Federal	$-
State & Local	500
Total current tax provision	500

Deferred
Federal	-
State	-
Total deferred tax provision (benefit)	500

Total tax provision (benefit)	$500

Deferred Tax Assets:
Net operating loss carry-forward	$15,177
Less: valuation allowance	(15,177)

Net deferred tax assets	0

Deferred tax liabilities:	-
Net deferred tax asset/(liability)	$-

The Company had federal and state net operating loss carry forwards of approximately $54,000 as of March 31, 2011.  The tax loss carry forwards are available to offset future taxable income with the federal and state carry forwards beginning to expire in 2025.

The realization of the tax benefits are subject to the sufficiency of taxable income in future years.   The combined deferred tax assets represent the amounts expected to be realized before expiration.

The Company periodically assesses the likelihood that it will be able to recover its deferred tax assets. The Company considers all available evidence, both positive and negative, including expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible profits. As a result of this analysis of all available evidence, both positive and negative, the Company concluded that it is more-likely-than-not that its net deferred tax assets will not ultimately be recovered and, accordingly, a full valuation allowance was recorded as of March 31, 2011.

The difference between the expected income tax expense (benefit) and the actual tax expense (benefit) computed by using the Federal statutory rate of 28% is as follows:

For the six months ended March 31, 2011

Expected income tax (benefit) at statutory rate of 28%	$(4,128)
State and local tax	500

Valuation allowance	4,128
Income tax provision	$500

Note 5. Commitments and Contingencies

Other than the royalties to be paid under the perpetual licensing arrangement the Company has no leases or other written contractual agreements.

Note 6 – Related Party Transaction and Arrangements

The Company currently has a client under a subscription arrangement whereby the husband of a shareholder is the Chief Executive Officer.  The Company has recorded such revenue as monthly subscriptions from a related party on the face of the Statement of Operations. For the six months ended March 31, 2011 an amount of $1,500 has been reflected.

FN Implementation & Financing Partners, Inc. (“FNIFP”)

Pursuant to a consulting agreement (the “Consulting Agreement”) dated December 15, 2009, the Company entered into an arrangement with FNIFP to provide certain general accounting, finance, legal and client advisory and delivery assistance.  The amounts of payment vary according to services provided. During the period from October 1, 2010 through March 31, 2011 the company recorded $12,000 for these various services ($2,500 for client service work reported as a cost of revenue item and $9,500 in general and administrative work).  At December 31, 2010 the Company did not owe any money to FNIFP for these services.

We have also entered into our Perpetual Licensing Agreement with FNIFP.  For the three and six months ended March 31, 2011, no royalties under the licensing agreement has been paid.

We have service contract with a client where a related party to a shareholder acts in a management capacity.  Under the terms of the contract the client pays a monthly subscription fee for professional services and access to AccountMetricing Architecture™.   For the six months end March 31, 2011 the Company has recorded $1,500 in income. Such amount has been reflected under a separate title on the Statement of Operations.

Note 7. Subsequent Events

None.

Note 8. Restatements

The Company has restated its financial statements for the three and six month periods ending March 31, 2011 and 2010. Subsequent to the filing of the original financial statements for that period, management identified certain errors in the financial statements, as follows. The Company determined that a valuation allowance should be applied against the deferred tax asset.

The following shows the effect of the restatements on the financial statements due to corrections of the errors noted:

Balance Sheets	3/31/11 As reported	3/31/11 As Restated

Deferred Tax Asset	$15,177	$0
Total Assets	42,071	26,894
Accumulated deficit	(39,279)	(54,456)
Total Stockholders equity	34,971	19,794
Total Liabilities and Stockholders equity	42,071	26,894

	3 months 3/31/11 as reported	3 months 3/31/11 as Restated	6 months 3/31/11 as reported	6 months 3/31/11 as restated
Statement of Operations
Income tax provision (benefit)	(1,825)	250	(3,628)	500
Net loss	$(5,585)	$(7,660)	$(11,116)	$(15,244)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This section of the Registration Statement includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with our financial statements and the notes thereto which appear elsewhere in this Prospectus. The results shown herein are not necessarily indicative of the results to be expected for any future periods.

This discussion contains forward-looking statements, based on current expectations. All statements regarding future events, our future financial performance and operating results, our business strategy and our financing plans are forward-looking statements and involve risks and uncertainties. In many cases, you can identify forward-looking statements by terminology, such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of such terms and other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause our actual results and the timing of events to differ materially from those projected in any forward-looking statements. In evaluating these statements, you should specifically consider various factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this Prospectus.

Summary of Business

We were incorporated in the State of Delaware on December 4, 2009.   We are a consulting company for the small and medium size business market (here-in-under, referred to as the “SMB market”). In general SMB market companies that we target will have fewer than 200 employees for manufacturing businesses and less than $7 million in annual revenues for most nonmanufacturing businesses. We target those SMB companies with limited resources and/or infrastructure looking to outsource either their finance or online marketing departments.  We initially intend to target e-commerce companies but our services can be applied across industries.  We provide two lines of professional consulting services to these companies: (i) outsource finance services: including cost management and expense reduction services as well as other finance services such as accounting and financial statement preparation or payroll services, and (ii) on-line marketing consulting and website implementation services, including website design and technology support including point of purchase capabilities and driving website traffic.   We deliver these consulting services pursuant to a subscription based model, payable monthly.  For initial clients, we require an initial three-month minimum.  We believe the subscription based model is effective in both revenue projection and client retention.

Since our inception December 2009, we have received $32,400 in revenues.  Our initial activities focused on developing our delivery service model and establishing our third party service providers that will enable us to scale properly as our client base grows. To date, we have acquired twelve consulting clients, of which five were acquired in the quarter ended March 31, 2011. Nine of the twelve are monthly subscription based contracts.  Of those nine, five are related to financial service work and four are for online marketing work. The three other contracts are one-time custom consulting related to online marketing and website development.

The trends in small and medium size business to outsource more of their business in an effort to minimize costs is increasing.  The basic accounting functions are a good area for this.    Furthermore, considering that online marketing is relatively new, paying for an in-house specialist can get expensive.    By utilizing the services of our Company, clients can have access to specialists on either a special project basis as well as just a reference point to get advisory services.    These factors should have a favorable impact on our business.     On the other hand, with the importance of using the Internet in business today, online marketing services are expanding rapidly and more competitors are coming into the market.    Such a trend could make it more difficult for the Company to acquire new customers as well as retain existing clients for a long period of time therefore having a potential unfavorable effect on revenues.  In an attempt to mitigate some of that risk, whenever possible, the Company looks to secure longer term monthly subscription based contracts as well as larger more customized consulting engagements.

Plan of Operations

We plan to establish a broad customer base by various traditional and internet marketing campaigns.

As of the date of this Prospectus, we have taken the following steps to implement our business plan:

•	Development of our business plan and initial marketing efforts

•	Develop a shareholder base and obtaining capital through sale of common stock;

•	The negotiation of some intellectual property rights associated with our offering: AccountMETRICing Architecture™; and

•	Development of our website www.cwsmf.com

•	Establishing key Teaming Affiliated Partner (“TAP”) agreements

Over the next twelve months we plan to;

-
continue to standardize the processes of how our services are provided.   This is important to allow us to efficiently scale our operations with increased revenue. We anticipate this to be completed by the third quarter 2011.    As we are already delivering services the process has already been design and now will focus on continuous improvements. The out of pocket costs of accomplishing such is minimal and can be absorbed by the gross margin that is built into our pricing;

-
increase efforts to acquire new clients. As an internet marketing company itself, we plan to utilize all available marketing tools related to internet marketing.  As such, we plan to issue specific marketing campaigns utilizing, search engine marketing, blogging, social media, affiliated marketing and organic and paid for search engine optimization.  We may also employ certain traditional marketing tactics, including, mail and phone calls.   We plan to issue our first marketing campaign in the third quarter of 2011.    Since the Company already has the experience, and it knows key affiliated teaming partners it can accomplish such marketing efforts without any significant capital investment. Certain arrangement in this marketing area can also be structured on a pay for performance basis where the supplier only receives pay based upon the success of the marketing campaigns.

Targeted Milestones (during first year of operations)

1.
 Target number of customers; New Customer Acquisitions per month by 12th month target is 50.  The targeted customer retention rate for new customers is six months.  We intend to reinvest a high percentage of our profits back into sales and marketing efforts.   We expect our marketing efforts to drive the speed at which our client base grows

2.
Target number of new TAPs; Based upon scale of operations and the diversification of skills needed, we will grow our TAP partners. The TAPpartners may included expertise in; audit and tax, search engine optimization, pay-per-click advertising, affiliated marketing, executive level business coaching, search engine marketing.

3.
New employees;  Our business model for expansion of direct in-house participants is under an independent contractor/cash or fixed fee basis.  If an independent contractor is utilized on a particular engagement, in advance of commencing such work and agreed upon price is established based upon the scope of work. Furthermore, these independent contractors general work remotely.  As such, this keeps our fixed overhead very low and motivates our people to drive more revenue.

Results of Operations

Summary of Key Results

Total revenues, including revenues from professional services, software subscriptions, training and content sales for the unaudited six months ended March 31, 2011 were $13,350, as compared to the revenues of $15,050 for the period from inception (December 4, 2009) to March 31, 2010, representing a 11.3% decrease.   The product mix for the same periods were $8,350 and $4,800 in monthly subscription fees, and $5,000 and $10,250 for custom professional service fee for March 31, 2011 and 2010.

Total operating and administrative expenses for the unaudited six months ended March 31, 2011 were $23,094 as compared to $34,431 for the period from inception (December 4, 2009) to March 31, 2010.

For the unaudited three month period ending March 31, 2011 and 2010

Revenues and Cost of Revenues

Total revenue for the three months ended March 31, 2011 was $10,100 as compared to revenue of $15,050 for the same period ended March 31, 2010, representing a decrease of $4,950.   The three months ended March 31, 2011 and March 31, 2010, include $5,000 in custom professional services, $5,100 in monthly subscription fees, versus $10,250 and $4,800, respectively.

Cost of revenues for the three months ended March 31, 2011 was $2,500, as compared to cost of revenues of $5.000 for the same period ended March 31, 2010, representing a decrease of $2,500.  The decrease was due to the fact the higher custom professional services have a lower gross margin.

Operating Expenses

Total operating expenses for the three months ended March 31, 2011 were $15,010 as compared to total operating expenses of $10,874 for the same period ending March 31, 2010, representing an increase of $4,136 or 38.0%.   The increase in the total operating expenses was primarily due to higher professional services fees related to operations and legal setup.

For the unaudited six month period ending March 31, 2011 and the period since inception (December 4, 2009) through March 31, 2010

Revenues and Cost of Revenues

Total revenue for the six months ended March 31, 2011 was $13,350 as compared to revenue of $15,050 for the period from inception (December 4, 2009 through March 31, 2010, representing a decrease of $1,700.   The six months ended March 31, 2011 and the period since inception (December 9, 2009) through March 31, 2010, include $5,000 in custom professional services, $8,350 in monthly subscription fees, versus $10,250 and $4,800 , respectively.

Cost of revenues for the six months ended March 31, 2011 was $5,000, as compared to cost of revenues of $5,000 for the period from inception (December 4, 2009) through March 31, 2010.

Operating Expenses

Total operating and administrative expenses for the unaudited six months ended March 31, 2011 were $23,094 as compared to $34,431 for the period from inception (December 4, 2009) to March 31, 2010.

For the period from inception (December 4, 2009) through September 30, 2010

Revenues and Cost of Revenues

From our inception on December 4, 2009 to September 30, 2010 we did not generate any significant revenues.

Cost of revenues for the period from inception through September 30, 2010 was $11,950.

Operating Expenses

Total operating expenses for the period from inception through September 30, 2010 was $45,962.   The increase in the total operating expenses was primarily due to higher professional services fees related to operations and legal setup.

Liquidity and Capital Resources

As of March 31, 2011

From our inception on December 4, 2009 to March 31, 2011, we generated $32,400 in revenues.  Furthermore, this was accomplished without any focused sales and marketing efforts. We intend to expand our sales and marketing effort that should increase our client base.  Through the combination of our sales and marketing efforts to generate increased sales, the recent additional $15,000 that was contributed to the Company by a Board member and the original investment proceeds of $59,750, we believe we have sufficient capital to carry us through the next twelve (12) months.  However, even though we have no current plans to raise additional capital we may decide to raise capital to support an acquisition or joint venture arrangement. Furthermore, we do not have any major fixed operating expenses and all costs are associated with revenue delivery. As such, no major recurring fixed or one-time capital expenditures are needed to facilitate our growth.

At March 31, 2011, we had cash of $21,294 and a working capital surplus of $19,794.  Since inception, we have raised approximately $74,250 through equity financing.  We believe our current cash with increases in revenues will be sufficient to carry us through the next twelve months.   Furthermore, we do not have any fixed operating expenses and all costs are for revenue delivery.  Should our revenues not increase as expected and if our costs and expenses prove to be greater than we currently anticipate, or should we change our current business plan in a manner that will increase or accelerate our anticipated costs and expenses, the depletion of our working capital would be accelerated.   In the event that our revenues from operations are insufficient to meet our working capital needs, we would need to either borrow funds from our officers or raise additional capital through equity or debt financings.  We expect our current officers will be willing and able to provide such additional capital.  However, we cannot be certain that such capital (from our officers or third parties) will be available to us or whether such capital will be available on terms that are acceptable to us.  Any such financing likely would be dilutive to existing stockholders and could result in significant financial and operating covenants that would negatively impact our business. If we are unable to raise sufficient additional capital on acceptable terms, we will have insufficient funds to operate our business or pursue our planned growth.

Consistent with Section 144 of the Delaware General Corporation Law, it is our current policy that all transactions between us and our officers, directors and their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, are approved by vote of the stockholders, or are fair to us as a corporation as of the time it is us at is authorized, approved or ratified by the board. We will conduct an appropriate review of all related party transactions on an ongoing basis, and, where appropriate, we will utilize our audit committee for the review of potential conflicts of interest.

With respect to shares issued for services, our board of directors determines the value of the services provided and authorizes the issuance of shares based upon the fair market value of our shares.

Since our inception, we have financed our operations through the sale of our common stock to the selling security holders named herein.

We have not to date, and do not expect to incur research and development costs.

We do not currently own any significant plant or equipment that we will seek to sell in the near future.

As discussed above, we intend to utilize the services independent contractors on a pay-as-you-go based model for delivery of our services. As such we do not anticipate the need to hire employees over the next 12 months, with the possible exception of secretarial support should our business grow and necessitate such expenditure.  Currently, we believe the services provided by our officer and director is sufficient at this time to cover any management and oversight of ICs utilization.

As part of this offering the Company will incur certain expenses, including, but not limited to legal and accounting as well as printing and reproduction fees. The Company estimates that such costs will be $60,000, of which approximately $45,000 has already paid.   The Company anticipates paying the remaining expenses out of available cash as well as new cash flow from revenue and does not expect this to have a material effect on our liquidity.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have not had changes in or disagreements with accountants on accounting and financial disclosure. Rosenberg, Rich Baker & Berman & Co. has served as our registered independent public accounting firm since our inception.  There have been no changes in or disagreements on accounting or financial disclosure matters.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable because we are a smaller reporting company.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and age of officers and director as of the date hereof. Our executive officers are elected annually by our board of directors. Our executive officers hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.

Directors and Executive Officers

Name	Age	Position
Craig Samuels	40	Director (Chairman), President, CEO
Mitchell A. Metzman	46	Director, Secretary, Treasurer and Chief Accounting Officer

Set forth below is a brief description of the background and business experience of our executive officers and directors during the past five (5) years.

Mr. Samuels has served as our President, Principal Executive Officer and Chairman since our inception on December 9. 2009.  Mr. Samuels is a private investor and entrepreneur specializing in micro-cap investing focused on innovative technologies and emerging markets.   In 2000, M. Samuels founded Learning Elements, Inc, an early elementary education company.  He served as its CEO until its acquisition in 2002.    From 2002 thought 2010, Mr. Samuels has specialized in emerging growth and value investing.  Mr. Samuels received a graduate degree from Washington University and a JD form the University of Miami Law School. Mr. Samuels also serves as a director and executive officer of Israel Growth Partners, a publicly traded company.

Mr. Metzman has served as our Secretary, Chief Accounting Officer September 30, 2010.  Mr. Metzman has over 20 years of experience of investment in and operating small and micro public companies both domestically and in emerging countries.  From 2000 to September 30, 2010, engaged in private investing, focusing on small and micro cap companies, both domestically and in Asia.  From 1991 through 2000, Mr. Metzman served as a research analyst and institutional trader for a regional boutique firm.  Mr. Metzman received his BS in Accounting from the Robert H Smith School of Business, University of Maryland.   Mr. Metzman is a Certified Public Accountant.  Mr. Metzman also serves as a director and executive officer of Israel Growth Partners, a publicly traded company.

Board of Directors

The minimum number of directors we are authorized to have is one and the maximum is five.  In no event may we have less than one director. Although we anticipate appointing additional directors in the future, as of the date hereof we have two directors, Mr. Mitchell A. Metzman and Mr. Craig Samuels.   We considered Mr. Samuels experience in founding a prior company and serving as CEO as well as his current experience of serving on a publicly traded company and his law degree as important factors in concluding that he was qualified to serve as one of our directors.  Regarding Mr. Metzman, we considered his prior experience with small cap companies, including his position as a research analyst, his CPA certification and his current experience serving as a director of another publicly traded company as important factors in concluding that he was qualified to serve as one of our directors.

Directors on our Board of Directors are elected for one-year terms and serve until the next annual security holders’ meeting or until their death, resignation, retirement, removal, disqualification, or until a successor has been elected and qualified. All officers are appointed annually by the Board of Directors and serve at the discretion of the Board. Currently, directors receive no compensation for their services on our Board.

All directors will be reimbursed by us for any accountable expenses incurred in attending directors meetings provided that we have the resources to pay these fees. We will consider applying for officers and directors liability insurance at such time when we have the resources to do so.

Committees of the Board of Directors

Concurrent with having sufficient members and resources, our Board of Directors intends to establish an audit committee and a compensation committee. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will review and recommend compensation arrangements for the officers and employees. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish committees. We believe that we will need a minimum of three independent directors to have effective committee systems.

As of the date hereof, we have not established any Board committees.

Family Relationships

No family relationship exists between any director, executive officer, or any person contemplated to become such.

Director Independence

We currently do not have any independent directors serving on our board of directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

We currently do not have a Code of Business Conduct and Ethics.

EXECUTIVE COMPENSATION

There has been no cash or non-cash compensation awarded to, earned by or paid to any of our officers and directors since inception.  We do not intend to pay salaries in the next twelve months.  We do not currently have a stock option plan, non-equity incentive plan or pension plan.

Director Compensation

Our directors will not receive a fee for attending each board of directors meeting or meeting of a committee of the board of directors. All directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending board of director and committee meetings.

Employment Agreement

None of the directors or officers has entered into employment agreements with the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the date hereof with respect to the beneficial ownership of our common stock, the sole outstanding class of our voting securities, by (i) any person or group owning more than 5% of each class of voting securities, (ii) each director, (iii) each executive officer named in the Summary Compensation Table in the section entitled “Executive Compensation” above and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities exercisable or convertible within sixty (60) days of the date of this Registration Statement are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person, and is based on 3,149,000 common shares issued and outstanding as of the date hereof.

Name And Address (1)	Beneficially Owned	Percentage Owned
Craig Samuels	1,503,000	47.7%
Mitchell A. Metzman	737,000	23.2%
CFO Managed Fund I, LLC (2)	453,000	14.4%
All directors and officers as a group (2 persons)	2,240,000	71.1%
_____________________
(1)	Unless otherwise stated, the address is 2525 Del Mar Heights Road, #316, San Diego, CA 92310
(2)	The address is: 80 Mountain Laurel Road, Fairfield, CT 06824. Mary Ellen Schloth is the sole managing member and owner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have a consulting agreement dated December 15, 2009 with FN Implementation and Financing Partners, Inc. (“FNIFP”) under we provide certain general accounting, finance, legal and client advisory and delivery assistance.    The president of FNIFP is the husband of the sole manager of CFO Managed Fund I, LLC, one of our significant stockholders. The amounts of payment vary according to services provided. During the period from inception (December 4, 2009) through March 31, 2011 we recorded $21,950 for these various services.  At March 31, 2011 the Company did not owe any money to FNIFP for these services.

We also have a Perpetual Licensing Agreement with FNIFP.  The president of FNIFP is the husband of the sole manager of CFO Managed Fund I, LLC, one of our significant stockholders. As of March 31, 2011, no royalties under the licensing agreement has been paid and $9,450 and $12,500 of FNIFP’s fees have been allocated between Cost of revenue and General and administrative expenses, respectively

We entered into a Services Agreement on January 1, 2010 with Southridge Investment Group.  An executive officer of Southridge is the husband of the sole manager of CFO Managed Fund I, LLC, one of our significant stockholders.   Under the terms of the contract Southridge pays a monthly subscription fee for professional services and access to AccountMetricing Architecture™.   As of March 31, 2011 we have recorded $4,750 in income under this Agreement.   Such amount has been reflected under a separate title on the Statement of Operations.

We believe that the foregoing transactions were in our best interests. Consistent with Section 144 of the Delaware General Corporation Law, it is our current policy that all transactions between us and our officers, directors and their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, are approved by vote of the stockholders, or are fair to us as a corporation as of the time it is us at is authorized, approved or ratified by the board. We will conduct an appropriate review of all related party transactions on an ongoing basis, and, where appropriate, we will utilize our audit committee for the review of potential conflicts of interest.

Except as set forth above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

(A)	Any of our directors or officers;
(B)	Any proposed nominee for election as our director;
(C)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our common stock; or
(D)
Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

456,000 Common Shares

CWS MARKETING & FINANCE GROUP, INC.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until ___________, 2011, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus Is:  _____ __, 2011

PART II -- INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM. 13 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$3.26
Transfer Agent Fees*	$100.00
Accounting fees and expenses*	$20,000.00
Legal fees and expenses	$35,000.00
Edgar filing, printing and engraving fees*	$5,000.00
TOTAL	$60,103.26

*Indicates expenses that have been estimated for filing purposes.

All amounts are estimates other than the Securities and Exchange Commission’s registration fee.

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM. 14  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our directors and officers are indemnified by the Delaware General Corporation Law (“DGCL”). DGCL does not limit the extent to which a company’s articles of incorporation may provide for indemnification of officers and directors, except to the extent any such provision may beheld by the courts of the State of Delaware to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Article X of our certificate of incorporation provides that to the fullest extent permitted under the DGCL, a director shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

The Company’s Bylaws

Article X of our Bylaws provides that directors’ liability is limited according to Article X of our certificate of incorporation.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15.RECENT SALES OF UNREGISTERED SECURITIES

Common Stock Issuance to Founders

On December 4, 2009, we issued 2,964,000 shares of our restricted common stock to our 5 founding stockholders, of which 2,688,000 shares were issued for $50,000 and 272,000 shares were issued in consideration of services rendered.  Two of these founding shareholders were our initial officers and directors.  In addition, all of the founders were instrumental in developing our business plan.  We completed this offering pursuant to Section 4(2) of the Securities Act.  The 2,964,000 shares of common stock are restricted shares, as defined in the Securities Act, and have been endorsed with a legend confirming that the shares cannot be resold or transferred unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

Common Stock Offering

On September 30, 2010 we closed our common stock offering.  We sold an aggregate of 185,000 shares of common stock at a price of $0.05 per share to 37 investors for gross proceeds of $9,250.The offering was closed in three tranches: (i) December 2009: 30,000 shares sold to 6investors  for gross proceeds of $1,500; (ii) March 31, 2010: 75,000 shares to 15 investors for gross proceeds of $3,750 and (iii) September 30, 2010: 80,000 shares sold to 16 investors.

The offer and sale of such shares of our common stock was effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 504 promulgated under the Securities Act and in Section 4(2) of the Securities Act, based on the following: (a) we were not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (b) the investors confirmed to us that they were either “accredited investors,” as defined in Rule 501 of Regulation D promulgated under the Securities Act or had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (c) there was no public offering or general solicitation with respect to the offering; (d) the investors were provided with certain disclosure materials and all other information requested with respect to our company; (e) the investors acknowledged that they had a reasonable opportunity to ask questions and receive answers concerning the offering and our business, financial condition, results of operations and prospects (f) the investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (g) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

ITEM 16. EXHIBITS.

EXHIBIT NUMBER	DESCRIPTION
3.1	Certificate of Incorporation *
3.2	By-Laws *
5.1	Opinion of Indeglia& Carney, P.C.*
10.1	License Agreement.*
10.2	Form of Team Affiliated Partner Agreement*
10.3	Perpetual Licensing Agreement*
10.4	Form of Marketing & KPI Management Reporting Services Agreement*
21.1	List of Subsidiaries*
23.1	Consent of Rosenberg Rich Baker Berman & Co.
23.2	Consent of Counsel, (filed as part of Exhibit 5.1)*
* Previously filed

 ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned on August 9 , 2011.

CWS MARKETING & FINANCE GROUP, INC.

By:	/s/ Craig Samuels
Craig Samuels
President, Principal Executive Officer and Chairman of the Board of Directors (Principal Executive Officer )

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Signature	Title	Date

/s/ Craig Samuels	President and Director	August 9 , 2011
Craig Samuels	(Principal Executive Officer)

/s/ Mitchell A.Metzman	Secretary, Treasurer and Director	August 9 , 2011
Mitchell A. Metzman	(Principal Accounting Officer)